Schedule A

to

Investment Advisory Agreement

of

JPMorgan Trust III

Advisory Fee Rates

(amended as of November 19, 2015)

Name	Fee Rate
JPMorgan Multi-Manager Alternatives Fund	1.60%

JPMORGAN TRUST III

By:
Name:
Title:

J.P. MORGAN ALTERNATIVE ASSET MANAGEMENT INC.

By:
Name:
Title: